  Exhibit 99.1

FOR IMMEDIATE RELEASE:
CC Media Holdings, Inc. Reports Third Quarter 2011 Results
-Revenues increase 7% to $1.58 Billion
-OIBDAN grows 8% to $479 Million

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San Antonio, Texas October 31, 2011 -CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for the third quarter ended September 30, 2011.

“This quarter’s solid performance and innovation across our businesses underscore my excitement about taking a leadership role at Clear Channel,” said Chief Executive Officer Bob Pittman.  "Not only did we leverage the power of our national radio platform to launch the New iHeartRadio with the biggest music festival in radio history, but our outdoor businesses keep generating impressive revenue growth in multiple markets and display types, both in the Americas and Internationally.  Across all of our platforms, we are creating unique media experiences that translate into even stronger connections with consumers around the world.”

 “During this quarter, we continued to benefit from the global diversification of our portfolio and the industry leadership of our assets,” said Tom Casey, Executive Vice President and Chief Financial Officer.  “In addition to delivering our seventh consecutive quarter of revenue growth, we continued to make progress in managing our liquidity and debt maturity profile while investing in the Company.  Looking ahead, we are confident about our ability to keep driving future growth thanks to the leadership of our businesses, innovations across our company and a continued focus on managing our expenses.”

Third Quarter 2011 Results

CC Media Holdings’ revenues increased 7% to $1.58 billion in the quarter compared to $1.48 billion in the third quarter of 2010, driven by growth across its businesses.  Excluding the effects of movements in foreign exchange rates1, revenues rose 6%.

•
Radio revenues grew $55 million, or 7%, compared to the third quarter of 2010, due primarily to the Company’s acquisition of Westwood One’s traffic business in April 2011 and an increase in national advertising revenues.

•	Americas outdoor revenues rose $14 million, or 4%, compared to the third quarter of 2010, driven by bulletin, airport, poster and shelter displays, and particularly digital displays.
•
International outdoor revenues increased $39 million, or 11%, compared to the third quarter of 2010, resulting primarily from higher street furniture revenue across most of its markets, especially China.  Excluding the effects of movements in foreign exchange rates1, revenues were up 5%.

The Company’s OIBDAN1 grew 8% to$479 million compared to $443 million for the third quarter of 2010.  Excluding the effects of movements in foreign exchange rates1, OIBDAN increased 7%.

The Company’s consolidated net loss improved to $67 million for the quarter compared to a loss of $150 million for the same period in 2010.   See Table 1 (Financial Highlights) for an analysis of the change in consolidated net loss.

The Quarter’s Key Achievements

Among the key achievements across the Company during the quarter were:

•
Launching the New iHeartRadio, a free, industry-leading digital radio product that combines live access to more than 750 broadcast radio and digital-only stations from 150 cities with the ability to create custom stations;

•
Staging the two-day iHeartRadio Music Festival in Las Vegas, marking the biggest live concert festival in radio history, using all of the Company’s radio and digital platforms simultaneously for the first time to promote the festival to a record-setting 100 million people;

•	Installing 57 new digital displays for a total of 768 across 37 U.S. markets by quarter’s end; and

•
Expanding the Company’s digital footprint in several of the Company’s international markets where the Company has already launched its first digital network in Sweden with 120 full-motion digital displays in Stockholm.

On October 2nd, CC Media Holdings, Inc. and Clear Channel Communications, Inc. announced the appointment of Bob Pittman as their Chief Executive Officer.  He also joined the Board of Directors of CC Media Holdings and Clear Channel Communications, and is the Executive Chairman of the Board of Directors of Clear Channel Outdoor Holdings, Inc.

Revenues, Operating Expenses, and OIBDAN by Segment

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change
Revenues1:
Radio	$798,474	$743,034	7%
Americas Outdoor	347,344	333,269	4%
International Outdoor	401,106	361,817	11%
Other	60,195	61,849	(3%)
Eliminations	(23,767)	(22,622)
Consolidated revenues	$1,583,352	$1,477,347	7%

Operating expenses 1,2:
Radio	$495,816	$441,693	12%
Americas Outdoor	208,508	193,483	8%
International Outdoor	328,844	299,495	10%
Other	43,193	45,435	(5%)
Eliminations	(23,767)	(22,622)
Consolidated operating expenses	$1,052,594	$957,484	10%

OIBDAN1:
Radio	$302,658	$301,341	0%
Americas Outdoor	138,836	139,786	(1%)
International Outdoor	72,262	62,322	16%
Other	17,002	16,414	4%
Corporate	(51,724)	(76,786)
Consolidated OIBDAN	$479,034	$443,077	8%

1 See reconciliations of revenues, direct operating and SG&A expenses and OIBDAN excluding the effects of movements in foreign exchange rates, direct operating and SG&A expenses excluding non-cash compensation expenses, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.  See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

2 The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock.

Radio

Radio revenues were up $55 million, or 7%, during the quarter compared to the same period of 2010, driven primarily by a $41 million increase due to the Company’s acquisition of Westwood One’s traffic business.  National advertising revenues rose $13 million on improved average rates per minute, with revenue growth across such categories as restaurants, automotive and utilities.  Revenues from the Company’s digital radio services were also higher as a result of increased volume and revenues related to the iHeartRadio Music Festival.

Operating expenses2 grew $54 million during the quarter compared to the same quarter of 2010, resulting mainly from an increase of $39 million from the Company’s acquisition of Westwood One’s traffic business and higher spending related to the iHeartRadio Player, iHeartRadio Music Festival, and other digital initiatives.

Radio OIBDAN1 for the quarter improved slightly to $303 million from $301 million for the same period of 2010.

Americas Outdoor Advertising

Americas outdoor revenue increased $14 million, or 4%, compared to the third quarter of 2010, due to the Company’s bulletin, airport, poster and shelter displays, and particularly digital displays.  Bulletin revenues improved due to digital growth driven by the increased number of digital displays, in addition to increased rates.  Airport, poster and shelter revenues were up due mainly to higher average rates.

Operating expenses2 grew $15 million during the quarter compared to the same period of 2010, driven primarily by increased site lease expense associated with higher airport and bulletin revenue, particularly digital, and the expanded deployment of digital displays.  Commission expenses associated with the increase in revenues were also up in the quarter.

Americas outdoor OIBDAN1 for the quarter was $139 million, a decrease of 1% compared to $140 million for the same period of 2010.

International Outdoor Advertising

International outdoor revenues increased $39 million, or 11%, during the quarter compared to the same period of 2010, resulting primarily from higher street furniture revenues across most of the Company’s markets, particularly China, due to improved yields and additional displays.  Billboard and street furniture revenues grew in France, reflecting mainly increased national and local sales, while improved rates on billboards led to higher revenues in Switzerland.  In addition, foreign exchange movements resulted in a $23 million increase in revenue.  Excluding the effects of movements in foreign exchange rates1, revenues were up 5%.

Operating expenses2 rose $29 million, attributable primarily to a $19 million increase from movements in foreign exchange rates1.  Higher site lease and selling and marketing expenses associated with the revenue increase also contributed to the expense growth.

Led by the revenue growth from the Company’s street furniture business, International outdoor OIBDAN1 for the quarter increased 16% to $72 million from $62 million for the same of period of 2010.  Excluding the effects of movements in foreign exchange rates1, OIBDAN rose 10%.

 Conference Call

CC Media Holdings, Inc. along with its wholly-owned subsidiary, Clear Channel Communications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will be hosting a teleconference to discuss results today at 4:30 p.m. Eastern Time.  The conference call number is 1-800-260-0702 and the passcode is 221011.  The teleconference will also be available via a live audiocast on the investor section of the CC Media Holdings, Inc. and Clear Channel Communications, Inc. websites, located at http://ccmediaholdings.com/ and http://www.clearchannel.com/Investors/.  A replay of the call will be available after the live conference call, beginning at 6:30 p.m. Eastern Time, for a period of thirty days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the passcode is 221011.  The audiocast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended September 30,
	2011	2010
Revenues	$1,583,352	$1,477,347
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	636,063	579,098
Selling, general and administrative expenses (excludes depreciation and amortization)	420,260	382,997
Corporate expenses (excludes depreciation and amortization)	54,247	80,518
Depreciation and amortization	197,532	184,079
Other operating expense – net	(6,490)	(29,559)
Operating income	268,760	221,096
Interest expense	369,233	389,197
Equity in earnings of nonconsolidated affiliates	5,210	2,994
Other income (expense) – net	7,307	(5,700)
Loss before income taxes	(87,956)	(170,807)
Income tax benefit	20,665	20,415
Consolidated net loss	(67,291)	(150,392)
Less: amount attributable to noncontrolling interest	6,765	4,293
Net loss attributable to the Company	$(74,056)	$(154,685)

Foreign exchange movements increased the Company’s quarterly revenues and direct operating and SG&A expenses by approximately $24 million and $21 million, respectively, compared to the same period of 2010.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for September 30, 2011 and December 31, 2010 was:

(In millions)	September 30, 2011	December 31, 2010

Cash	$1,165.4	$1,920.9
Total Current Assets	$2,923.6	$3,603.2
Net Property, Plant and Equipment	$3,037.2	$3,145.6
Total Assets	$16,508.9	$17,460.4

Current Liabilities (excluding current portion of long-term debt)	$1,107.2	$1,230.8
Long-Term Debt (including current portion of long-term debt)	$20,179.8	$20,607.4
Shareholders’ Deficit	$(7,456.0)	$(7,204.7)

TABLE 3 – Total Debt

At September 30, 2011 and December 31, 2010, CC Media Holdings had total debt of:

(In millions)	September 30, 2011	December 31, 2010
Senior Secured Credit Facilities	$12,796.2	$13,741.2
Receivables Based Credit Facility	—	384.2
Priority Guarantee Notes	1,750.0	—
Other secured debt	7.3	4.7
Total Consolidated Secured Debt	14,553.5	14,130.1

Senior Cash Pay and Senior Toggle Notes	1,626.1	1,626.1
Clear Channel Senior Notes	1,998.4	2,911.4
Subsidiary Senior Notes	2,500.0	2,500.0
Other long-term debt	46.8	63.1
Purchase accounting adjustments and original issue discount	(545.0)	(623.3)
Total long term debt (including current portion of long-term debt)	$20,179.8	$20,607.4

The current portion of long-term debt was $285 million as of September 30, 2011.

Liquidity and Financial Position

For the nine months ended September 30, 2011, cash flow provided by operating activities was $121 million, cash flow used for investing activities was $212 million, and cash flow used for financing activities was $665 million, for a net decrease in cash of $756 million.  The decline in cash was driven by debt repayments, interest payments, payment of the 2010 bonus accrual, capital expenditures and payments for business acquisitions, partially offset by operating cash flows and proceeds from the sales of radio stations and towers.

Capital expenditures for the quarter ended September 30, 2011 were approximately $79 million compared to $66 million for the quarter ended September 30, 2010.

The senior secured credit facilities currently require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated EBITDA3 for the preceding four quarters.  Non-compliance with the financial covenant could result in the acceleration of Clear Channel’s obligations to repay all amounts outstanding under the facilities.  The maximum ratio under this covenant is currently set at 9.5:1.  At September 30, 2011, Clear Channel’s ratio was 7.1:1 compared to 7.1:1 at September 30, 2010. 4

3Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income -net,  plus non-cash compensation, and is further adjusted for the following items: (i) an increase of $15.6 million for cash received from nonconsolidated affiliates; (ii) an increase of $36.3 million for non-cash items; (iii) an increase of $28.6 million related to expenses incurred associated with the Company’s cost savings program; and (iv) an increase of $36.9 million for various other items.

4Clear Channel’s consolidated EBITDA for the four quarters preceding September 30, 2010 of $1.7 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)-net,  plus non-cash compensation, and is further adjusted for the following items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $54.3 million; (ii) an increase of $13.8 million for cash received from nonconsolidated affiliates; (iii) an increase of $51.3 million for non-cash items; (iv) an increase of $94.1 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $13.1 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended September 30, 2011 and 2010.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs.  As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the 2011 actual foreign revenues, expenses and OIBDAN at average 2010 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenues excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expenses	Depreciation and amortization	Other operating expenses – net	OIBDAN

Three Months Ended September 30, 2011
Radio	$233,448	$1,034	$68,176	$—	$302,658
Americas Outdoor	74,124	1,903	62,809	—	138,836
International Outdoor	19,345	792	52,125	—	72,262
Other	4,950	—	12,052	—	17,002
Corporate	(56,617)	2,523	2,370	—	(51,724)
Other operating expenses – net	(6,490)	—	—	6,490	—

Consolidated	$268,760	$6,252	$197,532	$6,490	$479,034

Three Months Ended September 30, 2010
Radio	$234,938	$1,746	$64,657	$—	$301,341
Americas Outdoor	84,440	2,207	53,139	—	139,786
International Outdoor	10,970	658	50,694	—	62,322
Other	3,275	—	13,139	—	16,414
Corporate	(82,968)	3,732	2,450	—	(76,786)
Other operating expenses – net	(29,559)	—	—	29,559	—

Consolidated	$221,096	$8,343	$184,079	$29,559	$443,077

Reconciliation of Revenues excluding Effects of Foreign Exchange Rates to Revenues

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change

Consolidated Revenues	$1,583,352	$1,477,347	7%
Excluding: Foreign exchange (increase) decrease	(24,455)	—
Revenues excluding effects of foreign exchange	$1,558,897	$1,477,347	6%

Americas Outdoor revenues	$347,344	$333,269	4%
Excluding: Foreign exchange (increase) decrease	(1,860)	—
Americas Outdoor revenues excluding effects of foreign exchange	$345,484	$333,269	4%

International Outdoor revenues	$401,106	$361,817	11%
Excluding: Foreign exchange (increase) decrease	(22,595)	—
International Outdoor revenues excluding effects of foreign exchange	$378,511	$361,817	5%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Effects of Foreign Exchange Rates to Expenses

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change

Consolidated expenses	$1,056,323	$962,095	10%
Excluding: Foreign exchange (increase) decrease	(20,787)	—
Consolidated expenses excluding effects of foreign exchange	$1,035,536	$962,095	8%

Americas Outdoor expenses	$210,411	$195,690	8%
Excluding: Foreign exchange (increase) decrease	(1,609)	—
Americas Outdoor expenses excluding effects of foreign exchange	$208,802	$195,690	7%

International Outdoor expenses	$329,636	$300,153	10%
Excluding: Foreign exchange (increase) decrease	(19,178)	—
International Outdoor expenses excluding effects of foreign exchange	$310,458	$300,153	3%

Reconciliation of OIBDAN excluding Effects of Foreign Exchange Rates to OIBDAN

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change

Consolidated OIBDAN	$479,034	$443,077	8%
Excluding: Foreign exchange (increase) decrease	(3,668)	—
Consolidated OIBDAN excluding effects of foreign exchange	$475,366	$443,077	7%

Americas Outdoor OIBDAN	$138,836	$139,786	(1%)
Excluding: Foreign exchange (increase) decrease	(251)	—
Americas Outdoor OIBDAN excluding effects of foreign exchange	$138,585	$139,786	(1%)

International Outdoor OIBDAN	$72,262	$62,322	16%
Excluding: Foreign exchange (increase) decrease	(3,417)	—
International Outdoor OIBDAN excluding effects of foreign exchange	$68,845	$62,322	10%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Non-cash compensation expenses to Expenses

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change
Radio	$496,850	$443,439	12%
Less: Non-cash compensation expenses	(1,034)	(1,746)
	495,816	441,693	12%

Americas Outdoor	210,411	195,690	8%
Less: Non-cash compensation expenses	(1,903)	(2,207)
	208,508	193,483	8%

International Outdoor	329,636	300,153	10%
Less: Non-cash compensation expenses	(792)	(658)
	328,844	299,495	10%

Other	43,193	45,435	(5%)
Less: Non-cash compensation expenses	—	—
	43,193	45,435	(5%)

Eliminations	(23,767)	(22,622)

Plus: Non-cash compensation expenses	3,729	4,611
Consolidated divisional operating expenses	$1,056,323	$962,095	10%

Reconciliation of Corporate Expenses excluding Non-cash compensation expenses to Corporate Expenses

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change
Corporate Expenses	$54,247	$80,518	(33%)
Less: Non-cash compensation expenses	(2,523)	(3,732)
	$51,724	$76,786	(33%)

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended September 30,		%
	2011	2010	Change

OIBDAN	$479,034	$443,077	8%
Non-cash compensation expenses	6,252	8,343
Depreciation and amortization	197,532	184,079
Other operating expenses – net	(6,490)	(29,559)
Operating income	268,760	221,096

Interest expenses	369,233	389,197
Equity in earnings of nonconsolidated affiliates	5,210	2,994
Other income (expenses) – net	7,307	(5,700)
Loss before income taxes	(87,956)	(170,807)
Income tax benefit	20,665	20,415
Consolidated net loss	(67,291)	(150,392)
Less: amount attributable to noncontrolling interest	6,765	4,293
Net loss attributable to the Company	$(74,056)	$(154,685)

About CC Media Holdings, Inc.

CC Media Holdings (OTCBB: CCMO), the parent company of Clear Channel Communications, is one of the leading global media and entertainment companies specializing in radio, digital, out of home, mobile and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

For further information contact:

Media

Wendy Goldberg
Executive Vice President – Marketing and Communications
(212) 549-0965

Investors

Randy Palmer
Director of Investor Relations
(210) 822-2828

Or visit the Company’s web sites at www.clearchannel.com or www.ccmediaholdings.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc.,  to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash flow to make payments on its indebtedness; changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.